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                                       November 13, 1996

Paul S. Jurewicz
2261 Churchill Lane
Libertyville, IL 60048

Dear Mr. Jurewicz:

     Reference is made to the Employment Agreement between Health Management, Inc. ("HMI") and Paul S. Jurewicz ("Jurewicz") entered into as of September 9, 1996 (the "Employment Agreement").

     This will confirm our agreement that the merger (the "Merger") and other transactions contemplated by (i) the Merger Agreement dated as of the date hereof between HMI, Transworld Home HealthCare, Inc. ("Transworld") and a wholly-owned subsidiary of Transworld, (ii) the Stock Purchase Agreement (the "Stock Purchase Agreement") dated the date hereof between HMI and Transworld and
(iii) the Debt Purchase Agreement dated the date hereof between Transworld and HMI's senior lenders will not constitute a "Change in Control" as such term is used in the Employment Agreement and will not constitute a material reduction in the scope and/or authority of Jurewicz's duties with HMI within the meaning of the Employment Agreement, and Jurewicz agrees to remain employed with HMI through June 30, 1998, provided that notwithstanding all other agreements and understandings, including those contained in the above documents, the following conditions are met (the payments specified in clauses (i), (ii) and (iii) below are subject to the requirement that Jurewicz's employment shall not have been terminated prior to the scheduled date of the payment by HMI for "cause" (as defined in the Employment Agreement) or voluntarily by Jurewicz): (i) upon the closing under the Stock Purchase Agreement, but in any event no later than December 21, 1996, HMI shall pay Jurewicz $50,000 by check; (ii) on November 13, 1997, HMI shall pay Jurewicz $50,000 by check; (iii) upon consummation of the Merger, Transworld shall issue to Jurewicz stock options for 50,000 shares of Transworld common stock at an exercise price equal to the fair market value of Transworld's common stock on the effective date of the Merger, which options will vest (provided that Jurewicz is employed by HMI on the applicable vesting date) one-third upon issuance, one-third on the first anniversary of issuance and one-third on the second anniversary of issuance; (iv) after termination of Jurewicz's employment, the provisions of paragraph 17(a)(1) of the Employment Agreement shall be deemed null and void and shall not be enforceable against Jurewicz; (v) Jurewicz shall continue to receive during his employment with HMI through June 30, 1998 the same base salary, bonus eligibility and employee benefits as set forth in the Employment Agreement; (vi) if for any reason Jurewicz's employment with HMI is terminated by

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Paul S. Jurewicz                                                          Page 2

HMI without "cause" (as defined in the Employment Agreement) at any time, either prior to, on or after June 30, 1998, or Jurewicz voluntarily elects to terminate employment with HMI at any time on or after June 30, 1998 or at such earlier time if there is a material reduction in the scope and/or authority of his duties, HMI shall continue to pay Jurewicz an amount equal to Jurewicz's base salary for a period of twelve months (such amounts to be in lieu of and not in addition to other amounts payable under the Employment Agreement), payable in periodic installments in accordance with HMI's regular payroll practices (it being understood that Jurewicz shall have no obligation to seek or accept other work during this period and his acceptance of other work shall not cause his payments to be reduced); (vii) the employment situs provisions as set forth in paragraph 3 of the Employment Agreement shall not be changed; (viii) Transworld and HMI shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Transworld or HMI to expressly assume and agree to perform its obligations under this Agreement; and (ix) Jurewicz will continue to serve as Chief Financial Officer and Executive Vice President of HMI with the same duties and responsibilities such position had prior thereto, and such duties and responsibilities shall not be reduced in scope or authority. Any payments to which Jurewicz is entitled hereunder shall be subject to withholding, social security, payroll and other applicable taxes and deductions.

     Except as set forth above, the Employment Agreement shall remain in full force and effect.

                                       Very truly yours,

                                       Health Management, Inc.

                                       By: /s/ W. James Nicol
                                       Name: W. James Nicol
                                       Title: Chief Executive Officer

Accepted and agreed to:

Paul S. Jurewicz

/s/ Paul S. Jurewicz

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Paul S. Jurewicz                                                          Page 3

                                    Guaranty

     Transworld agrees that if the Merger occurs, Transworld will guarantee the payment of all monies due or that may become due to Jurewicz from HMI hereunder.

                                       Transworld Home HealthCare, Inc.

                                       By: /s/ Vincent J. Caruso
                                       Name: Vincent J. Caruso
                                       Title: Executive Vice President